Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-265158

INTRODUCTION TO STRUCTURED NOTES Free Writing Prospectus (To Prospectus dated May 23, 2022 and the Prospectus Supplement dated June 27, 2022) Filed Pursuant to Rule 433 Registration No. 333-265158August 21, 2024

What are Structured Notes? Structured notes are securities that are designed to offer investors a return linked to the performance of the underlying reference asset(s), such as individual stocks and market indices These are debt instruments with a fixed maturity, usually ranging from 1 to 5 years, and note payments are dependent on the creditworthiness of the issuer Notes are offered in variety of payoff structures and may include elements such as downside protection, periodic income, upside leverage, and early call features

Financial institutions, such as Barclays, typically design and issue structured notes. B roker dealers or financial advisors would consult and distribute structured notes to individual investors based on investors' circumstances.

The origin of Structured notes dates back to the 1980s, however issuance in the United States didn't begin until 1996 1 Structured notes could be considered as an alternative to traditional assets. Depending on the embedded structures and features, they offer the potential to enhance return or reduce risk relative to comparable traditional assets.

The sample notes shown above are for illustrative purposes only and are not an offer to sell or a solicitation of offers to b uy any such notes.

How Do Structured Notes Meet Investors' Objectives?

Objective Protection S ome notes may provide full or partial protection on the initial capital investment.

Growth Potential to enhance return if investors' view is confirmed

Income Some notes provide potential to earn periodic coupons higher than a comparable fixed income instrument.

Example

In a fully principal protected note, the investor will receive back 100 % of initial capital along with a payment linked to positive performance of the underlier at maturity. Even if the underlier records negative performance, the investor would still receive full initial capital.

A structured note may offer leveraged upside exposure to an underlier , subject to a cap (say 5%) at maturity . If the underlier increases by less than the cap, then the structured note provides a leveraged return on underlier performance, higher than buying the underlier directly.

A structured note may pay a contingent monthly coupon as long as the underlying stays above a certain level or in a range.

Who Invests in Structured Notes? Structured Notes are used by a wide range of investors. In the US , a total of 34,235 new notes were registered with the Securities and Exchange Commission (SEC) in 2023, totaling ~ US$105 billion 2 in notional. Through different product features, structured notes could be relevant for investors under varying market conditions and risk profiles. 2 Source: Structured Products intelligence ( SPi ), WSD

Why Consider Structured Notes?

Tailored to meet different investors' objectives Structured Notes are highly customizable. A variety of features may be added to a note depending on the investment objective the client is looking to achieve.

Can be linked to different underlyings Structured Notes can be linked to a multitude of underlyings such as broad based indices and single stock names.

Applicable for different market conditions and outlooks Given the different features that can be added to them, Structured Notes remain relevant under a variety of market conditions, including bearish and volatile markets.

Flexibility to meet the needs of distributors/advisors Given their highly customizable nature, structured notes provide advisors and distributors with increased flexibility.

How do Structured Notes Work

INVESTOR'S INVESTOR'S GOALS Capital Protection Regular income Enhanced Return Diversification Market Access Hedging

UNDERLYING Equities Indices Exchange Traded Funds Rates Quantitative Investment Strategies (QIS)

Structured Notes

ADVISORS '/DISTRIBUTOR'S NEEDS Suitability Assessment Previous Knowledge / Experience Internal Constraints

MARKET OUTLOOK Bullish Bearish Stable Uncertain Correlated Volatile

Key Risks and Considerations with Structured Notes

Credit Risk Any assurance that part or all of the initial investment will be returned, along with any other payments, is contingent upon the issuer's creditworthiness. In the event of the issuer's credit rating downgrade or default, investors may face the possibility of not receiving scheduled interest payments or the full return on their initial investment, leading to potential financial losses.

Payoff structure The return depends on predetermined formula and conditions and could be different from the underlying asset performance. Some notes maybe early redeemed automatically , other may have a cap on the performance or a lower performance leverage than the one offers by a direct investment in the underlying. Though a structured note formula that is linked to an underlying performance, investors may not benefit from the same advantages than holding the underlying instrument in their bank account (like dividends).

Liquidity Risk In order to enable investors to sell their notes if liquidity is needed before maturity, issuers work to maintain a secondary market. However, the liquidity of a secondary market for any given note is not guaranteed. Investors should be prepared to hold a structured note to its maturity date, or risk selling the note at a discount to its value at the time of sale.

Market Risk A note's performance is linked to the underlying's performance. Poor performance of the underlying may result in the investor not receiving any growth or income payment, and could result in loss in initial investment.

Tax Considerations The purchase of a Note may have tax ramifications. To gain a better understanding of their tax status, investors should speak with a qualified tax practitioner.

F DIC Coverage The Federal Deposit Insurance Corporation (FDIC) does not provide insurance for Note investments and the Structured Notes are not bank deposits.

Risk of Secondary Market The liquidity and value in the secondary market are subject to market conditions and investor demand. Therefore, there is no guarantee that investors will be able to sell investment at a desired price or at all, potentially resulting in lower than expected returns or losses.

Risk o f Capital Loss If the underlying asset or the market performs poorly, there is a risk of capital loss. Investors should be aware that the value of their investment may decrease, potentially resulting in a loss of part or all of their initial investment.

R i s k F a c t o r s THESE RISK FACTORS HIGHLIGHT ONLY SOME OF THE RISKS OF THE PRODUCT DESCRIBED IN THIS DOCUMENT (THE “PRODUCT”) AND MUST BE READ IN CONJUNCTION WITH THE RISK FACTOR SECTIONS IN THE REGISTRATION STATEMENT (INCLUDING THE BASE PROSPECTUS AND PROSPECTUS SUPPLEMENT AND ANY ACCOMPANYING PRODUCT SUPPLEMENT) FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC). INVESTORS MUST BE CAPABLE OF ASSESSING AND UNDERSTANDING THE RISKS OF INVESTING IN THE PRODUCT. WHERE A POTENTIAL INVESTOR DOES NOT UNDERSTAND OR WOULD LIKE FURTHER INFORMATION ON THE RISKS OF THE PRODUCT, THE POTENTIAL INVESTOR SHOULD SEEK PROFESSIONAL ADVICE BEFORE MAKING ANY INVESTMENT DECISION.

NO GOVERNMENT OR OTHER PROTECTION THIS PRODUCT IS NOT PROTECTED BY THE FINANCIAL SERVICES COMPENSATION SCHEME or any other government or private protection scheme BARCLAYS FINANCIAL STANDING INVESTORS ARE EXPOSED TO BARCLAYS' FINANCIAL STANDING If Barclays becomes insolvent, Barclays may not be able to make any payments under the Product and investors may lose their capital invested in the Product A decline in Barclays' financial standing is likely to reduce the market value of the Product and therefore the price an investor may receive for the Product if they sell it in the market CREDIT RATINGS CREDIT RATINGS MAY BE LOWERED OR WITHDRAWN WITHOUT NOTICE A rating is not a recommendation as to Barclays' financial standing or an evaluation of the risks of the Product VOLATILITY THE PERFORMANCE OF THIS PRODUCT MAY CHANGE UNPREDICTABLY This unpredictable change is known as “ and may be influenced by the performance of any Underlying Asset as well as external factors including financial, political and economic events and other market conditions CAPITAL AT RISK THE CAPITAL INVESTED IN THIS PRODUCT IS AT RISK Investors may receive back less than the capital invested in the Product CAPITAL AT RISK ON EARLY REDEMPTION / CANCELLATION THE PRODUCT MAY BE REDEEMED BEFORE ITS SCHEDULED Redemption Date IF THE PRODUCT IS REDEEMED EARLY, INVESTORS MAY RECEIVE BACK LESS THAN THEIR ORIGINAL INVESTMENT IN THE PRODUCT, OR EVEN ZERO The amount payable to an investor on an early redemption may factor in Barclays' costs of terminating hedging and funding arrangements associated with the Product SELLING RISK AN INVESTOR MAY NOT BE ABLE TO FIND A BUYER FOR THE PRODUCT SHOULD THE INVESTOR WISH TO SELL THE PRODUCT If a buyer can be found, the price offered by that buyer may be lower than the price that an investor paid for the Product or the amount an investor would otherwise receive at the maturity of the Product BAIL IN RISK The EU Directive establishing a framework for the recovery and resolution of credit institutions and investment firms (the " was published in the EU Official Journal on 12 June 2014 The BRRD gives certain powers under a "bail in tool" to national supervisory authorities with respect to certain institutions (which could include the Issuer) in circumstances where a national supervisory authority has determined that such an institution is likely to fail In the United Kingdom, the majority of the requirements of the BRRD have been implemented into national law in the Banking Act, including the introduction of the bail in tool as of 1 January 2015 The Banking Act confers substantial powers on a number of UK authorities designed to enable them to take a range of actions in relation to UK banks and certain of their Affiliates in the event a bank in the same group is considered to be failing or likely to fail This bail in tool includes the ability to cancel all or part of the principal and/or interest of any unsecured liabilities or to convert certain debt claims into equity or other securities of the issuer or another person These powers could be exercised in respect of the Securities As a result, the exercise of any resolution power or any suggestion of any such exercise could materially adversely affect the value of the Securities and could lead to the investor losing some or all of the value of the investment in the Securities NO INVESTMENT IN OR RIGHTS TO UNDERLYING ASSETS AN INVESTMENT IN THE PRODUCT IS NOT THE SAME AS AN INVESTMENT IN THE UNDERLYING ASSETS REFERENCED BY THE PRODUCT An investor in the Product has no ownership of, or rights to, the Underlying Assets referenced by the Product The market value of the Product may not reflect movements in the price of such Underlying Assets Payments made under the Product may differ from payments made under the Underlying Assets ADJUSTMENTS THE TERMS OF THE PRODUCT MAY BE ADJUSTED BY BARCLAYS UPON CERTAIN EVENTS TAKING PLACE WHICH IMPACT THE UNDERLYING ASSETS SMALL HOLDINGS SMALL HOLDINGS MAY NOT BE TRANSFERABLE Where the Product terms specify a minimum tradable amount, investors will not be able to sell the Product unless they hold at least such minimum tradable amount INTEREST RATE RISK INVESTORS IN THE PRODUCT WILL BE EXPOSED TO INTEREST RATE RISK Changes in interest rates will affect the performance and value of the Product Interest rates may change suddenly and unpredictably PAYMENTS PAYMENTS FROM BARCLAYS MAY BE SUBJECT TO DEDUCTIONS FOR TAX, DUTY, WITHHOLDING OR OTHER PAYMENTS REQUIRED BY LAW OVER ISSUANCE THE ISSUER MAY ISSUE MORE SECURITIES THAN THOSE WHICH ARE TO BE INITIALLY SUBSCRIBED OR PURCHASED BY INVESTORS The Issuer (or the Issuer's Affiliates) may hold such Securities for the purpose of meeting any future investor interest or to satisfy market making requirements Prospective investors in the Securities should not regard the issue size of any Series as indicative of the depth or liquidity of the market for such Series or of the demand for such Series OTHER RISKS THIS DOCUMENT CANNOT DISCLOSE ALL POSSIBLE RISKS OF THE PRODUCT Before investing, investors must be satisfied that they have sufficient information and understand the risks related to the Product so as to make an informed investment decision If investors are uncertain as to whether they have sufficient information, they should seek independent professional advice before investing FOREIGN EXCHANGE RISK INVESTORS ARE EXPOSED TO FOREIGN EXCHANGE RISK Foreign exchange rates may change suddenly and unpredictably Changes in the exchange rate between an investor's home currency and the Product currency or settlement currency may impact the performance of the Product and an investor's return LEVERAGE THIS PRODUCT MAY BECOME LEVERAGED Leverage increases the investor's exposure to the underlying assets referenced by the Product and amplifies the investor's losses and gains INTERACTION RISK THIS PRODUCT COMBINES DIFFERENT FINANCIAL COMPONENTS AND EXPOSURES WHICH MAY INTERACT UNPREDICTABLY AND COULD AFFECT THE PERFORMANCE OF THE PRODUCT MINIMUM SCHEDULED REDEMPTION AMOUNT If the Securities provide for a minimum scheduled redemption amount payable at maturity, it is possible that such amount may be less than the original invested amount If investors acquire the Securities (whether on issuance or in the secondary market) for an amount that is higher than the minimum scheduled redemption amount, they risk losing the difference between the price paid for the Securities and the minimum scheduled redemption amount at maturity

Barclays Bank PLC has filed a registration statement (including a base prospectus) with the SEC for the offerings of the secu rit ies identified in this communication. Before you invest, you should read the base prospectus dated May 23, 2022, the relevant prospectus supplement rel ating to the securities, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PL C a nd the offerings identified above. Buyers should rely upon the prospectus, the relevant prospectus supplement, and any relevant free writing p ros pectus or pricing supplement for complete details (including the risk factors relating to the offering). You may get these documents for free b y s earching the SEC online database (EDGAR) at www.sec.gov .

BARCLAYS GROUP This communication has been prepared by Barclays Group. “Barclays Group” means Barclays Bank PLC, Barclays PLC, Barclays Ireland PLC and any of their subsidiaries, affiliates, ultimate holding company and any subsidiaries or affiliates of such holding company. CONFLICTS OF INTEREST BARCLAYS GROUP IS A FULL SERVICE INVESTMENT BANK. In the normal course of offering investment banking products and services to clients. Barclays Group may act in several capacities (including issuer, market maker, underwriter, distributor, index sponsor, swap counterparty and calculation agent) simultaneously with respect to a product, giving rise to potential conflicts of interest which may impact the performance of a product. NOT RESEARCH This document is from a Barclays Group's Trading and/or Distribution desk and is not a product of the Barclays Group's Research department. Any views expressed may differ from those of Barclays Group's Research. BARCLAYS GROUP POSITIONS Barclays Group, its affiliates and associated personnel may at any time acquire, hold or dispose of long or short positions (including hedging and trading positions) which may impact the performance of a product. FOR INFORMATION ONLY THIS DOCUMENT IS PROVIDED FOR INFORMATION PURPOSES ONLY AND IT IS SUBJECT TO CHANGE. IT IS INDICATIVE ONLY AND IS NOT BINDING. NO OFFER Barclays Group is not offering to sell or seeking offers to buy any product or enter into any transaction. Any transaction requires Barclays Group's subsequent formal agreement which will be subject to internal approvals and binding transaction documents. Without limitation to the foregoing, any transaction may also be subject to review by Barclays Group against its published Tax Principles. NO LIABILITY Barclays Group is not responsible for the use made of this document other than the purpose for which it is intended, except to the extent this would be prohibited by law or regulation. NO ADVICE OBTAIN INDEPENDENT PROFESSIONAL ADVICE BEFORE INVESTING OR TRANSACTING. BARCLAYS GROUP IS NOT AN ADVISOR AND WILL NOT PROVIDE ANY ADVICE RELATING TO A PRODUCT. BEFORE MAKING AN INVESTMENT DECISION, INVESTORS SHOULD ENSURE THEY HAVE SUFFICIENT INFORMATION TO ASCERTAIN THE LEGAL, FINANCIAL, TAX AND REGULATORY CONSEQUENCES OF AN INVESTMENT TO ENABLE THEM TO MAKE AN INFORMED INVESTMENT DECISION. BARCLAYS IS ACTING SOLELY AS PRINCIPAL AND NOT IN THE CAPACITY AS A FIDUCIARY OR AS A MUNICIPAL ADVISOR. THIRD PARTY INFORMATION Barclays Group is not responsible for information stated to be obtained or derived from third party sources or statistical services. PAST & SIMULATED PAST PERFORMANCE Any past or simulated past performance (including back-testing) contained herein is no indication as to future performance. OPINIONS SUBJECT TO CHANGE All opinions and estimates are given as of the date hereof and are subject to change. Barclays Group is not obliged to inform investors of any change to such opinions or estimates. IMPORTANT DISCLOSURES For important regional disclosures you must read, click on the link relevant to your region. Please contact your Barclays Group representative if you are unable to access. EMEA https://www.home.barclays/disclosures/important-emea-disclosures.html. APAC https://www.home.barclays/disclosures/important-apac-disclosures.html. U.S. https://www.home.barclays/disclosures/important-us-disclosures.html. CONFIDENTIAL This document is confidential and no part of it may be reproduced, distributed or transmitted without the prior written permission of Barclays Group. ABOUT BARCLAYS GROUP Barclays Group offers premier investment banking products and services to its clients through Barclays Bank PLC. Barclays Bank PLC is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority and is a member of the London Stock Exchange. Barclays Bank PLC is registered in England No. 1026167 with its registered office at 1 Churchill Place, London E14 5HP. COPYRIGHT © Copyright Barclays Bank PLC, 2024 (all rights reserved).